Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Guardian Pharmacy Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share	Other	8,625,000 (1)	$23.99(2)	$206,913,750.00	$0.00015310	$31,678.50

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$206,913,750.00		$31,678.50

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$31,678.50

(1)

Includes 1,440,447 shares of Class A Common Stock offered for sale by Guardian Pharmacy Services, Inc. (the “Company”), 6,059,553 shares of Class A Common Stock offered for sale by the selling stockholders named in the prospectus that forms a part of the Company’s Registration Statement on Form S-1 to which this exhibit relates and 1,125,000 additional shares of Class A Common Stock that the underwriters have the option to purchase.

(2)

Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high ($25.40) and low ($22.57) sale prices of shares of Class A Common Stock on the New York Stock Exchange on May 13, 2025, which date is within five business days prior to filing.